Exhibit 99.1

Match Group Reports Continued Strong Revenue Growth and Profitability for Q2

Dallas, TX—July 26, 2016—Match Group (NASDAQ: MTCH) released second quarter 2016 financial results today and separately released an investor presentation which will be reviewed on the earnings conference call scheduled for 8:30 a.m. Eastern Time on July 27, 2016. The presentation is available on the Investors section of its website at http://ir.mtch.com.

“Q2 showed solid performance, with 23% Dating revenue growth, operating income of $74 million and total Adjusted EBITDA of over $100 million” commented Match Group Chairman and CEO Greg Blatt.  “We continue to execute against our plan, with exceptional growth at Tinder and solid performance by Meetic, Match and PlentyOfFish.”

Q2 2016 SUMMARY

•                  Operating income increased 82% to $74 million, and Adjusted EBITDA increased 58% to $100 million, in each case compared to the prior year quarter.

•                  Total revenue was $301 million representing 21% growth over the prior year quarter, led by 23% revenue growth at Dating.

•                  Average PMC grew 30% over the prior year quarter to 5.3 million.

•                  ARPPU was up sequentially over Q1 2016 driven by increases at Tinder.

•                  Operating income margin and Adjusted EBITDA margin for Dating improved to 28% and 37%, respectively, compared to 21% and 30%, respectively, in the prior year quarter, driven primarily by lower selling and marketing expense as a percentage of revenue.

•                  Operating cash flow for the six months ended June 30, 2016 increased 22% to $114 million compared to the prior year comparable period, while free cash flow for the same comparison period increased 12% to $93 million.

(In thousands, except EPS and ARPPU)	Q2 2016	Q2 2015	Change
Total Revenue	$301,119	$248,817	21%
Total Dating Revenue	$275,309	$222,950	23%
Operating Income	$73,668	$40,522	82%
Net Income	$34,078	$23,325	46%
Diluted EPS	$0.13	$0.14	(7)%
Adjusted EBITDA	$100,120	$63,448	58%
Adjusted Net Income	$46,625	$33,166	41%
Adjusted EPS	$0.17	$0.19	(11)%
Average PMC	5,301	4,065	30%
ARPPU	$0.55	$0.58	(5)%

See reconciliations of GAAP to non-GAAP measures below.

Revenue

(In thousands)	Q2 2016	Q2 2015	Change
Direct Revenue:
North America	$170,496	$146,830	16%
International	92,925	66,602	40%
Total Direct Revenue	263,421	213,432	23%
Indirect Revenue	11,888	9,518	25%
Dating Revenue	275,309	222,950	23%
Non-dating Revenue	25,810	25,867	—%
Total Revenue	$301,119	$248,817	21%

Revenue growth of 23% at Dating was led by strong contributions from Tinder and PlentyOfFish, acquired October 2015.

Dating Average PMC

(In thousands)	Q2 2016	Q2 2015	Change
Total Average PMC:
North America	3,311	2,699	23%
International	1,990	1,366	46%
Total	5,301	4,065	30%

Average PMC increased 30% to 5.3 million compared to 4.1 million for the year ago quarter, driven primarily by growth at Tinder and the acquisition of PlentyOfFish.

Dating ARPPU

	Q2 2016	Q2 2015	Change
Total Dating ARPPU:
North America	$0.57	$0.60	(5)%
International	$0.51	$0.54	(4)%
Total	$0.55	$0.58	(5)%

ARPPU was $0.55 for the second quarter of 2016, compared to $0.58 in the year ago quarter, due primarily to growth at Tinder and the acquisition of PlentyOfFish, both of which have lower price points compared to most of our other brands.

Operating Costs and Expenses

(In thousands)	Q2 2016	% of Revenue	Q2 2015	% of Revenue	Change
Cost of revenue	$56,547	19%	$44,529	18%	27%
Selling and marketing expense	88,196	29%	88,181	35%	—%
General and administrative expense	47,255	16%	45,584	18%	4%
Product development expense	20,944	7%	17,478	7%	20%
Depreciation	8,090	3%	6,622	3%	22%
Amortization of intangibles	6,419	2%	5,901	2%	9%
Total operating costs and expense	$227,451	76%	$208,295	84%	9%

Operating expenses were $227 million, or 76% of revenue, compared to $208 million, or 84% of revenue, for the prior year quarter as the product mix at Dating increasingly shifts towards brands with lower marketing spend and $7.5 million of lower costs in Q2 2016 related to the consolidation and streamlining of our technology systems and European operations at Dating. The absolute increase in operating costs and expense is primarily driven by in-app purchase fees related to the growth of Tinder.

Operating Income and Adjusted EBITDA

(In thousands)	Q2 2016	Q2 2015	Change
Dating operating income	$77,500	$47,761	62%
Non-dating operating loss	(3,832)	(7,239)	47%
Total Match Group operating income	$73,668	$40,522	82%
Dating operating income margin	28%	21%	6.7	pts
Total Match Group operating income margin	24%	16%	8.2	pts

Dating Adjusted EBITDA	$101,459	$66,876	52%
Non-dating Adjusted EBITDA	(1,339)	(3,428)	61%
Total Match Group Adjusted EBITDA	$100,120	$63,448	58%
Dating Adjusted EBITDA Margin	37%	30%	6.9	pts
Total Match Group Adjusted EBITDA Margin	33%	25%	7.7	pts

Operating income increased 82% and Adjusted EBITDA increased 58% due primarily to higher revenue and a decrease in selling and marketing expense as a percentage of revenue as the product mix at Dating increasingly shifts towards brands with lower marketing spend, as well as $7.5 million of lower costs in Q2 2016 related to the consolidation and streamlining of our technology systems and European operations at Dating and narrowing losses at our Non-dating business. Operating income increased at a greater rate than Adjusted EBITDA as revenue growth has outpaced increases in stock-based compensation. As a result of these changes, Dating operating income margin increased to 28% from 21% in the prior year quarter and Dating Adjusted EBITDA margin increased to 37% from 30% in the prior year quarter.

OTHER ITEMS

On June 1, 2016, the Company issued $400 million of 6.375% Senior Notes. The proceeds of this offering were used to prepay $400 million of the $790 million of indebtedness outstanding under the Company’s term loan facility. Other expense, net in Q2 2016 includes a non-cash charge of $11 million related to the write-off of a proportionate share of original issue discount and deferred financing costs associated with the term loan facility.

The effective tax rates in Q2 2016 and Q2 2015 were 29% and 34%, respectively. In Q2 2016, the effective rate was lower than the statutory rate of 35% due primarily to foreign income taxed at lower rates and a non-taxable gain on the sale of marketable securities. The effective tax rates for Adjusted Net Income in Q2 2016 and Q2 2015 were 29% and 36%, respectively. The Q2 2016 effective tax rate for Adjusted Net Income is lower than the prior year quarter primarily due to an increase in foreign income taxed at lower rates.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2016, Match Group had 250.2 million common and class B common shares outstanding.

As of June 30, 2016, the Company had $174 million in cash and cash equivalents. Additionally, the Company had $1.2 billion of long-term debt (no current maturities). Match Group has a $500 million revolving credit facility. The credit facility was undrawn as of June 30, 2016 and currently remains undrawn.

As of June 30, 2016, IAC’s ownership interest and voting interest in Match Group were 84.3% and 98.2%, respectively.

DILUTIVE SECURITIES

Match Group has various tranches of dilutive securities. The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).

	As of 7/22/2016	Dilution at:
Share Price	$15.98	$16.00	$17.00	$18.00	$19.00

Absolute Shares as of 7/22/2016	251.7	251.7	251.7	251.7	251.7

Vested Options and Awards
Subsidiary Equity Plans	8.9	8.9	8.4	7.9	7.5
Match Options	2.8	2.8	3.1	3.3	3.4
IAC Equity	0.1	0.1	0.1	0.1	0.1
Total Dilution - Vested Options and Awards	11.9	11.8	11.5	11.3	11.1

Unvested Options and Awards
Subsidiary Equity Plans	4.5	4.5	4.2	4.0	3.8
Match Options	2.6	2.6	3.5	4.1	4.6
Match RSUs	0.4	0.4	0.4	0.4	0.4
IAC Equity	0.0	0.1	0.1	0.1	0.1
Total Dilution - Unvested Options and Awards	7.5	7.6	8.2	8.5	8.8

Total Dilution	19.4	19.4	19.7	19.8	19.9
% Dilution	7.1%	7.2%	7.3%	7.3%	7.3%
Total Diluted Shares Outstanding	271.1	271.1	271.5	271.6	271.6

The dilution calculation above assumes that all exercise proceeds from Match Group options, and all expected tax benefits associated with the vesting or exercise of all awards, are used to purchase Match Group shares at the time of such vesting or exercise (as the case may be), whether or not such repurchases actually occur. This methodology differs from the treasury stock method used for GAAP because it: (i) excludes from the assumed proceeds the impact of future non-cash compensation of all unvested stock-based awards; (ii) includes in assumed proceeds the estimated entire tax benefit received upon the exercise of options or the vesting of restricted and performance-based stock awards rather than only the excess tax benefit; and (iii) includes the shares related to performance- and market-based awards that are considered probable of vesting, if dilutive. This reflects the way the Company’s management generally thinks about dilution and we believe it is the best reflection of the true economic costs of our equity compensation programs.

The Subsidiary Equity Plans line item includes stock options, stock appreciation rights and warrants denominated in the equity of Tinder and The Princeton Review. These awards will ultimately be settled by granting shares of our common stock to the holders of the awards equal in value at the time of exercise to the spread on the awards. The IAC equity awards represent options, restricted stock units, and performance-based stock units denominated in the shares of IAC which were issued to employees of

Match Group prior to our public offering. When exercised, IAC will settle the awards with shares of IAC and Match Group will issue additional shares to IAC as compensation. The number of common shares reflected in the dilution table above reflects the current market price of IAC and our estimates of the fair value of Tinder and The Princeton Review, each at various market prices of our common stock. The number of shares of our common stock ultimately required to settle these awards will fluctuate from the number of shares reflected in the table above based upon changes in our stock price, changes in IAC’s stock price, and any differences between the estimates of fair value of Tinder and The Princeton Review used to compute dilution in the table above and the ultimate fair values of these businesses determined in connection with any future liquidity events related to the associated equity awards.

CONFERENCE CALL

Match Group will audiocast a conference call to answer questions regarding its second quarter financial results on Wednesday, July 27, 2016 at 8:30 a.m. Eastern Time. This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of Match Group’s business. The live audiocast will be open to the public at, and the investor’s presentation reviewing the results has been posted on, http://ir.mtch.com.

GAAP FINANCIAL STATEMENTS

MATCH GROUP CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(In thousands, except per share data)
Revenue	$301,119	$248,817	$586,402	$483,886
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	56,547	44,529	110,224	83,482
Selling and marketing expense	88,196	88,181	201,691	200,146
General and administrative expense	47,255	45,584	98,576	75,322
Product development expense	20,944	17,478	43,807	33,929
Depreciation	8,090	6,622	14,577	13,667
Amortization of intangibles	6,419	5,901	14,671	9,778
Total operating costs and expenses	227,451	208,295	483,546	416,324
Operating income	73,668	40,522	102,856	67,562
Interest expense—third party	(20,646)	—	(41,077)	—
Interest expense—related party	—	(2,382)	—	(4,561)
Other (expense) income, net	(5,242)	(2,501)	(1,635)	6,806
Earnings before income taxes	47,780	35,639	60,144	69,807
Income tax provision	(13,679)	(12,208)	(18,824)	(20,496)
Net earnings	34,101	23,431	41,320	49,311
Net (earnings) loss attributable to noncontrolling interests	(23)	(106)	(90)	220
Net earnings attributable to Match Group, Inc. shareholders	$34,078	$23,325	$41,230	$49,531

Net earnings per share attributable to Match Group, Inc. shareholders:
Basic	$0.14	$0.14	$0.17	$0.31
Diluted	$0.13	$0.14	$0.15	$0.29

Basic shares outstanding	249,296	161,678	248,870	161,405
Diluted shares outstanding	267,976	171,182	268,038	170,056

Stock-based compensation expense by function:
Cost of revenue	$313	$123	$715	$209
Selling and marketing expense	774	2,428	1,712	3,361
General and administrative expense	8,654	7,727	18,851	11,980
Product development expense	2,957	1,348	8,918	2,375
Total stock-based compensation expense	$12,698	$11,626	$30,196	$17,925

MATCH GROUP CONSOLIDATED BALANCE SHEET

	June 30, 2016	December 31, 2015
	(In thousands)
ASSETS
Cash and cash equivalents	$173,993	$88,173
Marketable securities	—	11,622
Accounts receivable, net	61,593	65,851
Other current assets	45,331	39,049
Total current assets	280,917	204,695
Property and equipment, net	56,715	48,067
Goodwill	1,306,843	1,292,775
Intangible assets, net	265,135	276,408
Long-term investments	55,355	55,569
Other non-current assets	31,702	31,878
TOTAL ASSETS	$1,996,667	$1,909,392

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Current portion of long-term debt	$—	$40,000
Accounts payable	8,882	25,767
Deferred revenue	191,661	169,321
Accrued expenses and other current liabilities	108,814	118,556
Total current liabilities	309,357	353,644
Long-term debt, net of current maturities	1,214,788	1,176,871
Income taxes payable	9,340	9,670
Deferred income taxes	35,621	34,947
Other long-term liabilities	62,446	49,542

Redeemable noncontrolling interests	5,410	5,907

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Total Match Group, Inc. shareholders’ equity	359,705	278,811
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,996,667	$1,909,392

MATCH GROUP CONSOLIDATED AND COMBINED STATEMENT OF CASH FLOWS

	Six Months Ended June 30,
	2016	2015
	(In thousands)
Cash flows from operating activities:
Net earnings	$41,320	$49,311
Adjustments to reconcile net earnings to net cash provided by operating activities:
Stock-based compensation expense	30,196	17,925
Depreciation	14,577	13,667
Amortization of intangibles	14,671	9,778
Excess tax benefits from stock-based awards	(5,220)	(17,401)
Deferred income taxes	(3,343)	202
Acquisition-related contingent consideration fair value adjustments	2,406	(12,234)
Other adjustments, net	4,495	(9,049)
Changes in assets and liabilities, excluding effects of acquisitions:
Accounts receivable	6,434	(14,834)
Other assets	(11,082)	(6,412)
Accounts payable and accrued expenses and other current liabilities	(12,611)	25,026
Income taxes payable	10,777	15,328
Deferred revenue	21,234	22,176
Net cash provided by operating activities	113,854	93,483
Cash flows from investing activities:
Acquisitions, net of cash acquired	(2,303)	(40,712)
Capital expenditures	(20,602)	(10,022)
Proceeds from sale of marketable securities	11,716	—
Other, net	5,100	(1,135)
Net cash used in investing activities	(6,089)	(51,869)
Cash flows from financing activities:
Proceeds from bond offering	400,000	—
Principal payment on long-term debt	(410,000)	—
Debt issuance costs	(4,621)	—
Issuance of Match Group common stock pursuant to stock-based awards, net of withholding taxes	2,176	—
Excess tax benefits from stock-based awards	5,220	17,401
Transfers to IAC	—	(43,718)
Purchase of noncontrolling interests	(1,011)	(308)
Acquisition-related contingent consideration payments	—	(5,510)
Other, net	(12,180)	—
Net cash used in financing activities	(20,416)	(32,135)
Effect of exchange rate changes on cash and cash equivalents	(1,529)	(736)
Net increase in cash and cash equivalents	85,820	8,743
Cash and cash equivalents at beginning of period	88,173	127,630
Cash and cash equivalents at end of period	$173,993	$136,373

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

MATCH GROUP RECONCILIATION OF OPERATING CASH FLOW TO FREE CASH FLOW

	Six Months Ended June 30,
(In millions)	2016	2015
Net cash provided by operating activities	$113.9	$93.5
Capital expenditures	(20.6)	(10.0)
Free Cash Flow	$93.3	$83.5

MATCH GROUP RECONCILIATION OF GAAP EPS TO ADJUSTED EPS

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, expect per share data)	2016	2015	2016	2015
Net earnings attributable to Match Group, Inc. shareholders	$34,078	$23,325	$41,230	$49,531
Stock-based compensation expense	12,698	11,626	30,196	17,925
Amortization of intangibles	6,419	5,901	14,671	9,778
Acquisition-related contingent consideration fair value adjustments	(755)	(1,223)	2,406	(12,234)
Impact of income taxes and noncontrolling interests	(5,815)	(6,463)	(13,652)	(10,157)
Adjusted Net Income	$46,625	$33,166	$74,851	$54,843

GAAP Basic weighted average shares outstanding	249,296	161,678	248,870	161,405
Subsidiary denominated equity, stock options and RSUs, treasury method	18,680	9,504	19,168	8,651
GAAP Diluted weighted average shares outstanding	267,976	171,182	268,038	170,056
Impact of RSUs and other	673	85	665	120
Adjusted EPS weighted average shares outstanding	268,649	171,267	268,703	170,176

GAAP Diluted earnings per share	$0.13	$0.14	$0.15	$0.29
Adjusted EPS	$0.17	$0.19	$0.28	$0.32

For Adjusted EPS purposes, the impact of RSUs on shares outstanding is based on the weighted average number of RSUs outstanding, including performance-based RSUs outstanding that the Company believes are probable of vesting.  For GAAP diluted EPS purposes, RSUs, including performance-based RSUs for which the performance criteria have been met, are included on a treasury method basis.

MATCH GROUP RECONCILIATION OF SEGMENT GAAP MEASURE TO NON-GAAP MEASURE

	Three Months Ended June 30, 2016
	Operating Income (Loss)	Stock-based compensation	Depreciation	Amortization of Intangibles	Acquisition- related Contingent Consideration Fair Value Arrangement	Adjusted EBITDA
	(In millions, rounding differences may occur)
Dating	$77.5	$12.6	$7.2	$4.9	$(0.8)	$101.5
Non-dating	(3.8)	0.1	0.9	1.5	—	(1.3)
Total	$73.7	$12.7	$8.1	$6.4	$(0.8)	$100.1

	Three Months Ended June 30, 2015
	Operating Income (Loss)	Stock-based compensation	Depreciation	Amortization of Intangibles	Acquisition- related Contingent Consideration Fair Value Arrangement	Adjusted EBITDA
	(In millions, rounding differences may occur)
Dating	$47.8	$11.4	$4.7	$4.2	$(1.2)	$66.9
Non-dating	(7.2)	0.2	1.9	1.7	—	(3.4)
Total	$40.5	$11.6	$6.6	$5.9	$(1.2)	$63.4

	Six Months Ended June 30, 2016
	Operating Income (Loss)	Stock-based compensation	Depreciation	Amortization of Intangibles	Acquisition- related Contingent Consideration Fair Value Arrangement	Adjusted EBITDA
	(In millions, rounding differences may occur)
Dating	$111.7	$30.1	$12.9	$11.6	$2.4	$168.7
Non-dating	(8.8)	0.1	1.7	3.0	—	(4.0)
Total	$102.9	$30.2	$14.6	$14.7	$2.4	$164.7

	Six Months Ended June 30, 2015
	Operating Income (Loss)	Stock-based compensation	Depreciation	Amortization of Intangibles	Acquisition- related Contingent Consideration Fair Value Arrangement	Adjusted EBITDA
	(In millions, rounding differences may occur)
Dating	$83.8	$17.4	$9.3	$6.4	$(12.2)	$104.7
Non-dating	(16.3)	0.5	4.4	3.3	—	(8.0)
Total	$67.6	$17.9	$13.7	$9.8	$(12.2)	$96.7

MATCH GROUP RECONCILIATION OF SEGMENT GAAP MEASURE TO NON-GAAP MEASURE (CONTINUED)

(In thousands)	Q2 2016	Q2 2015
Dating revenue	$275,309	$222,950
Non-dating revenue	25,810	25,867
Total Match Group revenue	$301,119	$248,817

Dating operating income	$77,500	$47,761
Non-dating operating loss	(3,832)	(7,239)
Total Match Group operating income	$73,668	$40,522
Dating operating income margin	28%	21%
Total Match Group operating income margin	24%	16%

Dating Adjusted EBITDA	$101,459	$66,876
Non-dating Adjusted EBITDA	(1,339)	(3,428)
Total Match Group Adjusted EBITDA	$100,120	$63,448
Dating Adjusted EBITDA Margin	37%	30%
Total Match Group Adjusted EBITDA Margin	33%	25%

See preceding tables for reconciliation of segment operating income (loss) to segment Adjusted EBITDA.

MATCH GROUP’S PRINCIPLES OF FINANCIAL REPORTING

Match Group reports Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted EPS and Free Cash Flow, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Match Group endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which are included in this release. Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements. We believe Adjusted EBITDA is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments. The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, and we believe that by excluding these items, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business, from which capital investments are made and debt is serviced. Adjusted EBITDA has certain limitations in that it does not take into account the impact to our consolidated statement of operations of certain expenses.

Adjusted EBITDA margin is defined as Adjusted EBITDA divided by revenues. We believe Adjusted EBITDA margin is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments. Adjusted EBITDA margin corresponds more closely to the cash operating income margin generated from our business, from which capital investments are made and debt is serviced. Adjusted EBITDA margin has certain limitations in that it does not take into account the impact to our consolidated statement of operations of certain expenses.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net earnings attributable to Match Group Inc. shareholders excluding, net of tax effects and noncontrolling interests, if applicable: (1) stock-based compensation expense, and (2) acquisition-related items consisting of (i) amortization of intangibles and impairments of goodwill and intangible assets and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements. We believe Adjusted Net Income is useful to investors because it represents Match Group’s consolidated results taking into account depreciation, which management believes is an ongoing cost of doing business, as well as other charges that are not allocated to the operating businesses such as interest expense, income taxes and noncontrolling interests, but excluding the effects of any other non-cash expenses.

Adjusted EPS is defined as Adjusted Net Income divided by fully diluted weighted average shares outstanding for Adjusted EPS purposes. We include dilution from options in accordance with the treasury stock method and include all restricted stock units (“RSUs”) in shares outstanding for Adjusted EPS, with performance-based RSUs included based on the number of shares that the Company believes are probable of vesting. This differs from the GAAP method for including RSUs, which are treated on a treasury method, and performance-based RSUs, which are included for GAAP purposes only to the extent the performance criteria have been met (assuming the end of the reporting period is the end of the contingency period). Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Match Group’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges, which are not allocated to the operating businesses such as interest expense, income taxes and noncontrolling interests, but excluding the effects of any other non-cash expenses. Adjusted Net Income and Adjusted EPS have the same limitations as Adjusted EBITDA. Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account cash movements that are non-operational. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures

Stock-based compensation expense consists principally of expense associated with the grants of stock options, RSUs, and performance-based RSUs. These expenses are not paid in cash. We view the true cost of stock options, RSUs and performance-based RSUs as the dilution to our share base, and such awards are included in our shares outstanding for Adjusted EPS purposes as described above under the definition of Adjusted EPS. Upon the exercise of certain stock options and vesting of RSUs and performance-based RSUs, the awards are settled, at the Company’s discretion, on a net basis, with the Company remitting the required tax-withholding amount from its current funds.

Depreciation is a non-cash expense relating to our property and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as customer lists, content, trade names, technology and franchise rights, are valued and amortized over their estimated lives. Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report contingent consideration liabilities at fair value. These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or ongoing costs of doing business.

Free Cash Flow

We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes. In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events. We manage our business for cash and we think it is of utmost importance to maximize cash — but our primary valuation metrics are Adjusted EBITDA and Adjusted EPS.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and our conference call, which will be held at 8:30 a.m. Eastern Time on July 27, 2016, may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipates,” “estimates,” “expects,” “plans” and “believes,” among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: Match Group’s future financial performance, Match Group’s business prospects and strategy, anticipated trends and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: competition, our ability to maintain user rates on our higher monetizing dating products, our ability to attract users to our dating products through cost-effective marketing and related efforts, foreign currency exchange rate fluctuations, our ability to distribute our dating products through third parties and offset related fees, the integrity and scalability of our systems and infrastructure (and those of third parties) and our ability to adapt ours to changes in a timely and cost-effective manner, our ability to protect our systems from cyberattacks and to protect personal and confidential user information, risks relating to certain of our international operations and acquisitions and certain risks relating to our relationship with IAC/InterActiveCorp, among other risks. Certain of these and other risks and uncertainties are discussed in Match Group’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect Match Group’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of Match Group management as of the date of this press release. Match Group does not undertake to update these forward-looking statements.

About Match Group

Match Group (NASDAQ: MTCH) is the world’s leading provider of dating products. We operate a portfolio of over 45 brands, including Match, OkCupid, PlentyOfFish, Tinder, Meetic, Twoo, OurTime, BlackPeopleMeet and FriendScout24, each designed to increase our users’ likelihood of finding a romantic connection. Through our portfolio of trusted brands, we provide tailored products to meet the varying preferences of our users. We currently offer our dating products in 38 languages across more than 190 countries. In addition to our dating business, we also operate The Princeton Review, which provides a variety of test preparation, academic tutoring and college counseling services.

Contact Us

Lance Barton

Match Group Investor Relations

(212) 314-7400

Matt David

Match Group Corporate Communications

(202) 507-1758

Match Group

8300 Douglas Ave., Dallas, TX 75225, (214) 576-9352  http://mtch.com